Execution Version

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

N MIDDLE MARKET LENDING, LLC

This Certificate of Amendment to Certificate of Formation of N Middle Market Lending, LLC, a Delaware limited liability company (the “LLC”), dated as of May 17, 2022, has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C. §18-202, to amend the Certificate of Formation of the LLC, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on March 7, 2022 (the “Certificate”).

1. The name of the LLC is N Middle Market Lending, LLC.

2. Paragraph 1 of the Certificate is hereby amended to read as follows:

“1. The name of the limited liability company (hereinafter called the “Company”) is TCW Star Direct Lending LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Formation as of the date first-above written.

/s/ Zach Edelman
Zach Edelman
Authorized Person